Exhibit 99.2

R E L E A S E

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces Proposal to

Commence Offering $500 Million of Senior Notes

MECHANICSBURG, PENNSYLVANIA — May 13, 2013 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) proposes to commence an offering through a private placement, subject to market and other conditions, of $500 million in aggregate principal amount of senior notes due 2021. The notes will be senior unsecured obligations of Select and will be guaranteed by certain of Select’s subsidiaries.

Select intends to use the net proceeds of the offering to pay a portion of the amounts outstanding on the $850.0 million term loan and the $275.0 million term loan, both maturing in June 2018, under its senior secured credit facilities and to pay related fees and expenses.

The notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Contact:

Investor inquiries:

Joel T. Veit

Senior Vice President & Treasurer

717/972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation